Exhibit 99.1

CONTACT	FOR IMMEDIATE RELEASE
Intervoice, Inc. Corbin Baumel + 1 (972) 454-8737

11-05

Intervoice Extinguishes Long Term Debt, Increases Revenue Range
and Schedules Fourth Quarter Earnings Release
and Conference Call

DALLAS — March 22, 2005 — Intervoice, Inc. (NASDAQ: INTV), the world leader in converged voice and data solutions, today announced it has paid off its debt obligation on its buildings in Dallas, TX, and has reduced the balance on its line of credit to zero.

“Cash flow from operations has been better than expected, allowing us to pay our debt down earlier than anticipated,” said Craig Holmes, the Company’s Executive Vice President and Chief Financial Officer. “Since the completion of our debt refinancing in June 2004, Intervoice’s financial position has significantly improved. In addition, I am very pleased to announce that we currently expect to report revenues for the quarter ended February 28, 2005 in the $48 million to $50 million range.”

Estimates of results are preliminary and are based on unaudited information, which could change upon completion of the annual audit. Intervoice will announce its full financial results for the fourth fiscal quarter of 2005 after the market closes on Tuesday, April 5, 2005 with a conference call to be held the following day, Wednesday, April 6, at 9:00 a.m. Central Time. To participate in the call, dial 913-981-4910 and refer to confirmation code 4076074. A webcast and replay of the call will be available at the Company’s Web site: www.intervoice.com.

Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward–looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.

About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the platform, software, applications and services necessary to optimize the customer experience through voice automation solutions. Omvia®, the open, standards-based Intervoice product suite, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company’s two marketing units focus on enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been proven in more than 23,000 implementations worldwide at companies across a variety of industries including: Ameritrade, Amtrak, Atmos Energy, Citibank, CSX Transportation, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

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